FOR IMMEDIATE RELEASE
SEPTEMBER 4, 1996

                                CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                       (405)848-8000, EXT. 232
                                                TOM PRICE, JR.,VICE PRESIDENT-
                                                         CORPORATE DEVELOPMENT
                                                       (405)848-8000, EXT. 257

        CHESAPEAKE ENERGY CORPORATION, MITCHELL ENERGY & DEVELOPMENT,
           AND ENRON CORPORATION ANNOUNCE NEW LOUISIANA GATHERING
                     SYSTEM AND PROCESSING AGREEMENT

     OKLAHOMA CITY, OKLAHOMA, September 4, 1996 -- Chesapeake Energy Corporation and Mitchell Energy & Development Corp. today reached agreement in principle to construct a 40-mile, 20-inch pipeline and a 40-mile associated gathering system in south-central Louisiana to move natural gas from Chesapeake's wells in the Louisiana Austin Chalk Trend to Enron Louisiana Energy Company's Eunice Plant in Acadia Parish. In a separate action, Chesapeake and Enron have reached an agreement whereby Enron will expand its Eunice facility to process Chesapeake's gas.

     The pipeline and gathering system, capable of handling volumes of up to 250 million cubic feet of gas per day, will be constructed by a 50/50 joint venture between Chesapeake and Mitchell, with Mitchell as operating partner. Construction of the pipeline is expected to be completed in the spring of 1997, with the first operational section completed by the end of this year. The completed pipeline will have sufficient capacity to move gas from wells drilled by Chesapeake and other third-party producers in Rapides, Allen, Evangeline, Avoyelles and St. Landry parishes to the Eunice area. The expected cost of the first phase pipeline and gathering facilities is $25 million and has been named the Louisiana Chalk Gathering System.

      Based upon our agreement with Chesapeake, we will immediately proceed to debottleneck Enron's Eunice Gas Processing Plant and Fractionator to accommodate the large increase in NGL volumes to be recovered from Chesapeake s gas, said William V. Allison, president of Enron Liquid Services Corp. "In combination with the new pipeline, Eunice is ideally positioned to provide the highest upgrade in value for producers developing reserves in the rapidly-expanding Louisiana Trend."

     Aubrey K. McClendon, Chesapeake's CEO added, "The Louisiana Chalk Gathering System will serve a major portion of Chesapeake s 400,000-acre interest in the Masters Creek and St. Landry areas of the company s one million net acres in the Louisiana Austin Chalk Trend. Chesapeake now has six rigs active in the Louisiana Trend and we plan to significantly increase our drilling activity later this year and in 1997. The completion of this project will add significant downstream value to our gas production in Louisiana and should reduce the delays we have experienced in commencing production from new wells we drill in the area."

     Last year Mitchell built, and now operates, a similar gathering and large-diameter pipeline system in the Austin Chalk area of central Texas. "The Chesapeake-Mitchell pipeline in south-central Louisiana will provide the needed infrastructure to move raw natural gas produced from the Austin Chalk and other formations to the multitude of premium natural gas and natural gas liquids outlets in the Eunice area. Further, we will have additional pipeline capacity to move significant volumes of gas developed by other producers who are actively drilling in the area," said Allen Tarbutton, president of Mitchell's Gas Services Division.

                                    ####

     Chesapeake Energy Corporation is a large independent energy producer headquartered in Oklahoma City. The company focuses on utilizing advanced drilling and completion technologies to develop significant new oil and natural gas discoveries in major onshore producing areas of the United States. Chesapeake is traded on the New York Stock Exchange under the ticker symbol CHK.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation s business and prospects, are subject to a number of risks, including production variances from expectations, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the United States Securities and Exchange Commission.